UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) – June 13, 2016

SIFCO Industries, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-5978	34-0553950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

970 East 64th Street, Cleveland Ohio		44103
(Address of principal executive offices)		(ZIP Code)

Registrant’s telephone number, including area code: (216) 881-8600
N.A.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported within the Current Report Form 8-k dated March 18, 2016, Michael S. Lipscomb, President and Chief Executive Officer and Chairman of the Board of Directors announced his intent to retire from SIFCO Industries, Inc., (the "Company") once his replacement has been named. On June 13, 2016, Mr. Lipscomb affirmed his intention to retire from the Company and as Chairman of the Board effective June 29, 2016. Mr. Lipscomb will continue to serve as a Director of the Board. Mr. Lipscomb will remain the Company’s principal executive officer until his retirement. Norman E. Wells, Jr., Lead Director of the Company was elected to serve as Chairman of the Board effective July 1, 2016.
On June 17, 2016, the Company and its Board of Directors announced the appointment of Peter W. Knapper, age 55, to succeed Mr. Lipscomb as the Company’s President and Chief Executive Officer. Prior to his appointment, Mr. Knapper was the Director of Strategy and Site Development of TECT Corporation, a corporation that offers the aerospace, power-generation, transportation, marine, and medical industries a combination of capabilities unique among metal component manufacturers, a position he had held since June 2014. Prior to this role, Mr. Knapper, served as President of TECT Aerospace, a business unit of TECT Corporation, which specializes in machined components, as well as integrated assemblies, from September 2010 to June 2014. He also spent three years in various senior roles at TECT Aerospace and TECT Power Generation, business units of TECT Corporation, including Vice President of Operations. In addition, Mr. Knapper spent five years at Rolls Royce Energy Systems, Inc., a subsidiary of Roll-Royce Holdings plc, as the Director of Component Manufacturing and Assembly. On June 13, 2016, the Board of Directors voted to increase the size of the Board and appointed Mr. Knapper to the Board of Directors, effective June 29, 2016. Mr. Knapper will not sit on any committees of the Board.
The Company and the Compensation Committee (the “Committee”) have agreed to pay Mr. Knapper an annual base salary of $350,000, a sign on bonus of $60,000, and to provide a monthly stipend to cover certain reasonable expenses incurred in relocating to the Northeast Ohio area. Mr. Knapper will be eligible to (a) participate in the Company’s 2007 Long-term Incentive Plan, beginning in fiscal 2017, with a target annual incentive opportunity of 75% of base salary, and (b) participate in the Company’s Annual Incentive Program, beginning in fiscal 2017 with a target annual incentive opportunity of 60% of base salary, in each case subject to approval by the Committee.
The Company and the Committee also approved the granting of an Equity Award (“Equity Award”) to Mr. Knapper to be granted when Mr. Knapper joins the Company on June 29, 2016 pursuant to an Award Agreement ("Award Agreement"). This Equity Award will provide Mr. Knapper 30,000 restricted shares of SIFCO Common Stock. These shares will vest on the third anniversary of the grant date provided that Mr. Knapper remains an employee of the Company on that date.
The Company entered into a Change in Control and Severance Agreement (the “Change in Control Agreement”) with Mr. Knapper effective June 29, 2016. Under the terms of the Change in Control Agreement, in the event of a qualifying termination (as such term is defined in the Change in Control Agreement) of Mr. Knapper’s employment, the Company will provide certain severance benefits to Mr. Knapper. Such severance benefits principally include (a) a lump-sum payment of 2.0 times Mr. Knapper’s annual salary, and (b) continuation of certain medical and dental benefits for a period of 24 months.
The foregoing description of the Award Agreement and the Change in Control Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Award Agreement and Change in Control Agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and 10.2, respectively and incorporated herein by reference.
Aside from the understanding that Mr. Knapper's nomination to the Board in connection with his appointment as President and Chief Executive Officer would be considered by the Board, subject to its fiduciary duties, there are no other arrangements or understandings between Mr. Knapper and any other person pursuant to which Mr. Knapper was selected to serve as an executive officer and director of the Company. Further, there are no family relationships between Mr. Knapper and any director or executive officer of SIFCO. Finally, there have not been any transactions to which the Company or any of its subsidiaries is a party and in which Mr. Knapper has a direct or indirect material interest.
The Company issued a press release announcing Mr. Knapper's appointment and the retirement of Mr. Lipscomb. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Award Agreement, dated June 16, 2016, effective June 29, 2016, between SIFCO Industries, Inc. and Peter W. Knapper

10.2	Change in Control Agreement, dated June 16, 2016, effective June 29, 2016, between SIFCO Industries, Inc. and Peter W. Knapper

99.1	Press Release by the Company regarding the appointment of new Chief Executive Officer dated June 17, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIFCO Industries, Inc.
(Registrant)

Date: June 17, 2016
/s/ Salvatore Incanno
Salvatore Incanno
Chief Financial Officer
(Principal Financial Officer)